SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. 3)(1)


                                  Endogen, Inc.
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                                (Name of Issuer)

                          Common Stock, $.01 par value
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                         (Title of Class of Securities)

                                   29264J 10 8
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                                 (CUSIP Number)


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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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|CUSIP NO  29264J 10 8  |              13G         |   Page  2  of   5  Pages |
|          ---------    |                          |        ---     ---       |
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|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Roy A. Dempsey                       ###-##-####                   |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|  |
|        |                                                            (b) |_|  |
|        |                                    Not Applicable                   |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |                                          United States of America   |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|        NUMBER OF         |        |                                 73,000   |
|                          |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |                                      0   |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |    7   |  SOLE DISPOSITIVE POWER                  |
|       REPORTING          |        |                                 73,000   |
|         PERSON           ----------------------------------------------------|
|          WITH            |    8   |  SHARED DISPOSITIVE POWER                |
|                          |        |                                      0   |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        |                                                             73,000  |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  |_|  |
|        | SHARES*                                                             |
|        |                                                     Not Applicable  |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        |                                                               2.5%  |
|--------|- -------------------------------------------------------------------|
|   12   |  TYPE OF REPORTING PERSON *                                         |
|        |                                                                 IN  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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|CUSIP NO  29264J 10 8  |              13G         |   Page  3  of   5  Pages |
|          ---------    |                          |        ---     ---       |
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Item 1(a). Name of Issuer: Endogen, Inc.
           ------------------------------

Item 1(b). Address of Issuer's Principal Executive Offices:
           -----------------------------------------------
           30 Commerce Way, Woburn, MA 01801

Item 2(a). Name of Person Filing:  Roy A. Dempsey
           ---------------------

Item 2(b). Address of Principal Business Office or, if None, Residence:
           ------------------------------------------------------------
           295 Beacon Street, #21, Boston, MA 02115

Item 2(c). Citizenship:  United States of America
           -----------

Item 2(d). Title of Class of Securities:
           -----------------------------
           Common Stock, $.01 par value per share.

Item 2(e). CUSIP Number:  29264J 10 8
           -------------

Item 3.    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
           -------------------------------------------------------------------
           check whether the person filing is a:
           -------------------------------------

          (a) [ ] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

          (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

          (e) [ ] Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940.

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F).

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7.

          (h)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

          Not applicable.

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|CUSIP NO  29264J 10 8  |              13G         |   Page  4  of   5  Pages |
|          ---------    |                          |        ---     ---       |
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Item 4. Ownership.
        ----------

          (a)  Amount Beneficially Owned: 73,000 shares

          (b)  Percent of Class: 2.5%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 73,000 shares

               (ii) shared power to vote or to direct the vote: 0

              (iii) sole power to dispose or to direct the disposition of:
                    73,000 shares

               (iv) shared power to dispose or to direct the disposition of: 0


Item 5. Ownership of Five Percent or Less of a Class.
        ---------------------------------------------
        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following. |X|

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        ----------------------------------------------------------------
        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
        -----------------------------------------------------------------------
        Not applicable.

Item 8. Identification and Classification of Members of the Group.
        ----------------------------------------------------------
        Not applicable.

Item 9. Notice of Dissolution of Group.
        ------------------------------
        Not applicable.

Item 10. Certification.
        ----------------
        Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b).

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|CUSIP NO  29264J 10 8  |              13G         |   Page  5  of   5  Pages |
|          ---------    |                          |        ---     ---       |
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Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 30, 1997                              /s/ Roy A. Dempsey
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                                              Signature


                                              Roy A. Dempsey
                                              ------------------
                                              Name